Exhibit 23.2

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of Startech Environmental Corporation on Form S-1 of our report dated January 9, 2007, except for the last paragraph of Note 7 as to which the date is January 26, 2007, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audits of the consolidated financial statements of Startech Environmental Corporation as of October 31, 2006 and 2005 and for the years ended October 31, 2006 and 2005, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum & Kliegman LLP
Marcum & Kliegman LLP
New York, New York
September 5, 2007